UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2024
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AlTi Global, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-40103	92-1552220
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 26th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)
(212) 396-5904
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ALTI	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 7.01	Regulation FD Disclosure
On February 22, 2024, AlTi Global, Inc. (the “Company”) issued a press release announcing that it entered into definitive agreements relating to a private placement of the Company’s securities with Allianz Strategic Investments S.à.r.l. (“Allianz”) and Constellation Wealth Capital, LLC and announcing that the Company will hold a conference call on February 22, 2024 at 5:00pm Eastern Time (the “Conference Call”). A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

A copy of the presentation materials to be used on the Conference Call is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

The information in this Item 7.01 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, unless specifically identified therein as being incorporated therein by reference.

Additional information and where to find it

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant materials in connection with the transactions with Allianz (the “Allianz Transactions”) and the Company’s solicitation of proxies for use at either the 2024 annual meeting of stockholders or a special meeting of common stockholders, or at any adjournment or postponement thereof, to vote in favor of approval of amendments to the Company’s amended and restated certificate of incorporation and the issuance of an amount of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) to Allianz equal to 20% or more of the pre-Allianz Transactions issued and outstanding Class A Common Stock and the Company’s Class B common stock, par value $0.0001 per share, taken together and, in the case of the 2024 annual meeting of stockholders, to vote on any other matters that shall be voted upon at the Company’s 2024 annual meeting of stockholders, such as the election of directors. The proxy statement will be mailed to the stockholders of the Company as of a to-be-determined record date. Before making any voting or investment decision with respect to the Allianz Transactions, investors and stockholders of the Company are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the Allianz Transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders of the Company may obtain free copies of the documents filed with the SEC from https://ir.alti-global.com/financial-information/sec-filings.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the Allianz Transactions. Information about those executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K, which was filed with the SEC on April 17, 2023. Investors and security holders may obtain additional information regarding direct and indirect interests of the Company and its executive officers and directors in the Allianz Transactions by reading the proxy statement and prospectus when it becomes available.

This Current Report on Form 8-K and Exhibits 99.1 and 99.2 shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 22, 2024
99.2	Investor Presentation
104	Cover Page Interactive Data File

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2024	ALTI GLOBAL, INC.

/s/ Michael Tiedemann
Michael Tiedemann
Title: Chief Executive Officer